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                                                                 Exhibit 99.1


SUNWIN INTERNATIONAL NEUTRACEUTICALS SEES RECORD REVENUES AND EARNINGS IN THE FISCAL YEARS OF 2006 AND 2007

FORT LAUDERDALE, FL, Nov 10, 2005 (MARKET WIRE via COMTEX) - Sunwin International Neutraceuticals, Inc. (OTC BB: SUWN), an industry leader in the production and distribution of Chinese herbs, veterinary medicines and low-calorie natural sweetener (Stevia) in China, today announced forecast for revenue and earnings for the fiscal years of 2006 and 2007, including its plans for the next 12 to 24 months in order to achieve substantial organic growth. "We made a commitment from the very onset of this process to keep the investment public up-to-date on our activities, and I see this as a prime opportunity to begin fulfilling this commitment," said Laiwang Zhang, Chairman and President of Sunwin International Neutraceuticals, Inc.

"We have been in business now since 1992. We anticipate substantial growth in the next three years, particularly because of global trends focusing on healthier life style. Revenues in 2005 were at $12.11 million with net income of $0.02 per share. On the basis of middle-year results, we expect to see a solid increase by the end of fiscal years of 2006 and 2007.

"We expect that our substantial growth will continue in the coming quarters and years. We have built up our Good Manufacturing Practice ("GMP") manufacturing facilities for both divisions of veterinary medicine and Chinese traditional medicine for future organic growth making us compliant with the current GMP standards required by the Chinese government. We estimate approximately one third of current Chinese manufacturers of veterinary medicine and Chinese Traditional Medicine will be able to comply with the strict requirement of GMP manufacturing facilities imposed by the Chinese government. The reduction of our competitors will provide us huge business opportunities that should allow us to increase our annual sales from approximately $6.54 million in annual sales of fiscal year 2005 of combined revenues of both divisions to $14 million to $20 million in the next 12 to 24 months. We expect to improve our net profit margin from 10% to 16%.

"With dramatically increasing demand for healthy food worldwide, our low-calorie natural sweetener (Stevia) leads the global trend for healthier eating and better life. Stevia is the only natural sweetener that has no calories, but provides the real sugar experience. A native to Paraguay, the Stevia plant boasts leaves that can be 30-times sweeter than sugar. Processed forms of pure Stevia can be 300 times sweeter than sugar. But the sweet surprise to this delectable little leaf lies in the fact that the human body does not metabolize the glycosides from the leaf or any of its processed forms. They pass right through the body and are eliminated without adding calories.

"The implications of this go far beyond the simple notion of being a weight watcher's dream. When Stevia products are in their pure unadulterated form they do not adversely affect blood glucose levels, which means that diabetics and hypoglycemics can use them as well. However, the glycosides are not the whole story. Studies have found that the leaf contains proteins, fiber, iron, phosphorus, calcium, potassium, sodium, magnesium, zinc, the flavonoid rutin, Vitamin A, Vitamin C and oil which contains 53 other nutritional constituents, making it the quintessential dietary supplement.

"In summary, our organic growth should allow us to achieve annual revenues of $25 to $30 million and earnings in a range of $0.06 to $0.08 per share in the next 12 to 24 months."

Mr. Zhang concluded, "Our Company continues to achieve record growth in our core business segments, while improving our profitability and strengthening our balance sheet. Management is very optimistic about our prospects, as demand continues to accelerate for Stevia worldwide. Sunwin has the financial backing, research expertise, and proven management team needed to execute on its growth plan. Overall, Sunwin should achieve record revenue and net profit growth for the full years of 2006 and 2007. This briefly sums up our activities at Sunwin, and we look forward to creating a momentum of continuous growth in value for years to come."

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About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals, Inc. (OTC BB: SUWN) is engaged in the areas of essential traditional Chinese medicine, 100% organic herbal medicine, neutraceutical products, natural sweetener (Stevia), and veterinary medicines and feeds prepared from 100% organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. The Sunwin family works closely with consumer to provide a quality and a hybrid mix of agricultural products and services that meet growing demand. In 2002, Sunwin was recognized as one of the first 2,000 state-level companies that China authorized as the most important innovative high-tech pioneer businesses by the Chinese central government. In 2002, Sunwin was awarded as one of 2002 state-level biological product manufacturers in China. In 2003, Sunwin ranked as one of the top 50 companies of China Animal Related Health Care Product Pharmaceutical Industry. In 2003, Sunwin received award of Shandong Top-Ten Innovative, High-Tech Businesses by the Province Government of Shandong. For more info about Sunwin, please visit http://www.sunwin.biz

Safe Harbor Statement

Certain of the statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.



Contact:
Christina Hanneman
Tel:  303-220-8476
Fax:  303-773-6492
Email:  chrishanneman@mho.com



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